SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center

Tulsa, Oklahoma 74172

March 10, 2004

To Our Limited Partners:

You are cordially invited to attend the 2004 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on April 22, 2004 at the Williams Resource Center Presentation Theatre at One Williams Center, Tulsa, Oklahoma 74172, commencing at 10:00 a.m., Central Time. A notice of the annual meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2003 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The board of directors of our general partner has called this annual meeting for you to consider and act upon the election by our common and subordinated unitholders, voting together as a single class, of two Class II directors to our general partner’s board of directors to serve until the 2007 annual meeting of limited partners. The board of directors of our general partner unanimously recommends that you approve this proposal. I urge you to read the accompanying proxy statement for further details about this proposal.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You may also vote by following the Internet or telephone voting instructions on the proxy card. If for any reason you desire to revoke your proxy, you may do so at any time before the vote is held at the annual meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Don R. Wellendorf

Chairman of the Board, President and Chief

Executive Officer of Magellan GP, LLC, general

partner of Magellan Midstream Partners, L.P.

MAGELLAN MIDSTREAM PARTNERS, L.P.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON APRIL 22, 2004

To the Unitholders of Magellan Midstream Partners, L.P.:

The Annual Meeting of Limited Partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center Presentation Theatre at One Williams Center, Tulsa, Oklahoma 74172, on April 22, 2004, at 10:00 a.m., Central Time, to consider the following matters:

1.    The election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class II directors to our general partner’s board of directors to serve until the 2007 annual meeting of limited partners; and

2.    The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposal.

Only unitholders of record at the close of business on March 4, 2004, are entitled to attend or vote at the annual meeting or any adjournments thereof.

Your vote is important! For your convenience, Internet and telephone voting are available. The instructions for voting by Internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors of Magellan

GP, LLC, as general partner of Magellan Midstream

Partners, L.P.

Suzanne H. Costin

Secretary

Tulsa, Oklahoma

March 10, 2004

MAGELLAN MIDSTREAM PARTNERS, L.P.

Proxy Statement

For

Annual Meeting of Limited Partners

To Be Held on April 22, 2004

These proxy materials, which will be first mailed to our unitholders on March 16, 2004, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at our 2004 annual meeting of limited partners or at any adjournments thereof. The meeting will be held in the Williams Resource Center Presentation Theatre on April 22, 2004, at 10:00 a.m., Central Time, at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units and subordinated units at the close of business on March 4, 2004 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner is required to set a new record date. References in this proxy statement to “Magellan Midstream Partners”, “partnership”, “we”, “us” or “our” refer to Magellan Midstream Partners, L.P. and its subsidiaries unless the context requires otherwise.

Until June 17, 2003, affiliates of The Williams Companies, Inc. (or Williams) were a majority owner of us and owned our general partner. On June 17, 2003, Williams sold all of its interests in us and our general partner to Magellan Midstream Holdings, L.P. (or Magellan Holdings), a limited partnership owned jointly by Madison Dearborn Capital Partners IV, L.P. and Carlyle/Riverstone MLP Holdings, L.P. We refer to this transaction herein as the “Acquisition.” Effective September 1, 2003, we changed our name from Williams Energy Partners L.P. (NYSE: WEG) to Magellan Midstream Partners, L.P. (NYSE: MMP).

Proposal

At our 2004 annual meeting of limited partners, we are asking our common and subordinated unitholders, voting together as a single class, to consider and act upon a proposal to elect two Class II directors to serve until our 2007 annual meeting.

Quorum Required

The presence, in person or by proxy, of the holders as of the record date of a majority of our outstanding common units and subordinated units is necessary to constitute a quorum for purposes of voting on the Class II director election proposal at the annual meeting.

Our general partner and its affiliates, including Magellan Holdings, are not entitled to vote their common units or subordinated units on the Class II director election proposal to the extent that such common units or subordinated units represent, in the aggregate, more than 20% of the total number of outstanding common units and subordinated units that are entitled to vote on the Class II director election proposal, and these common units and subordinated units in excess of 20% are not deemed outstanding for purposes of determining a quorum.

In addition, Magellan Holdings, as the sole subordinated unitholder as of the record date, is entitled to only one-half of a vote on the Class II director election proposal for each of the subordinated units entitled to vote that it held on the record date and these subordinated units count as one-half of a unit for purposes of determining a quorum on the Class II director election proposal.

Except with respect to the units described in the two preceding paragraphs, withheld votes will count as present for purposes of establishing a quorum on the Class II director election proposal.

Vote Required

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units and subordinated units, voting together as a class. A plurality occurs when more votes are cast for a candidate over those cast for an opposing candidate. Except as described in the paragraph below, each common unit entitles the holder thereof as of the record date to one vote, and each subordinated unit entitles the holder thereof as of the record date to one-half of a vote. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

Our general partner and its affiliates, including Magellan Holdings and our general partner’s directors and executive officers, are not entitled to vote common units or subordinated units on the Class II director election proposal to the extent that such common units or subordinated units represent, in the aggregate, more than 20% of the total number of outstanding common units and subordinated units that are entitled to vote on the Class II director election proposal.

A common or subordinated unitholder eligible to vote may, with respect to the Class II director election proposal: (1) vote for the election of both nominees named herein; (2) withhold authority to vote for both such nominees; or (3) vote for the election of one nominee and withhold authority to vote for the other nominee. Instructions to “withhold” votes will be counted for purposes of determining the number of votes cast, but will not otherwise have an effect on the outcome of the vote on the Class II director election proposal.

Under the applicable rules of the NYSE, brokers that are members of the NYSE are permitted to vote a client’s proxy in their own discretion as to the election of directors to the board of directors of our general partner if the broker has not received instructions from the unitholder on this proposal.

How to Vote

You may vote in person at the annual meeting, by telephone, by Internet or by proxy. Even if you plan to attend the annual meeting, we encourage you to complete, sign and return your proxy card or vote by following the telephone or Internet voting instructions on the proxy card in advance of the annual meeting.

In Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units.

Telephone

Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

Internet

Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card.

Proxy

Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the annual meeting.

Revoking Your Proxy or Changing Your Telephone or Internet Vote

You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 5:00 p.m., Eastern Time, on April 21, 2004 will be counted.

You may change your Internet vote as often as you wish by following the procedures for Internet voting. The last known vote in the Internet voting system as of 5:00 p.m., Eastern Time, on April 21, 2004 will be counted.

Outstanding Common and Subordinated Units Held on Record Date

As of the record date, there were 23,130,541 outstanding common units and 4,259,771 outstanding subordinated units that were entitled to notice of, and, subject to the limitations set forth above, are entitled to vote at, the annual meeting.

Common and Subordinated Units Owned by Our Affiliates as of the Record Date

As of the record date, Magellan Holdings held 5,355,541 common units and 4,259,771 subordinated units and the directors and executive officers of our general partner collectively held 26,034 common units.

Because of the voting limitations on the common units and subordinated units of our general partner and its affiliates, including Magellan Holdings and our general partner’s directors and executive officers, described above under “Vote Required,” Magellan Holdings and our general partner’s directors and executive officers are entitled to cast, in the aggregate, approximately 5,052,085 votes for the Class II director election proposal out of the approximately 22,801,051 votes that are eligible to be cast on this proposal. Magellan Holdings and our general partner’s directors and executive officers have indicated their intention to vote all of their eligible common units and subordinated units in favor of the Class II director election proposal.

Solicitation and Mailing of Proxies

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fees of Morrow & Co., Inc. are approximately $4,000, plus reimbursement of its reasonable costs.

If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor

New York, New York 10022

Email: magellaninfo@morrowco.com

Phone (unitholders): (800) 607-0088

Phone (banks and brokerage firms): (800) 654-2468

Other Matters for 2004 Annual Meeting

We know of no matters to be acted upon at the annual meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of our partnership. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

PROPOSAL — CLASS II DIRECTOR ELECTION PROPOSAL

We are a limited partnership. We do not have a separate board of directors and do not have any employees. As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers of, and are subject to the oversight of the directors of, our general partner. The total number of directors on our general partner’s board of directors is currently set at eight and there are no vacancies.

The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. At each annual meeting, only one class of directors will be up for election and, upon election, directors in that class will serve for a term of three years, subject to a director’s earlier resignation or removal.

At the 2004 annual meeting, our common unitholders and subordinated unitholders, voting together as a single class, will consider and act upon a proposal to elect two Class II directors to our general partner’s board of directors to serve until the 2007 annual meeting of limited partners. Each of the Class II nominees has consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the Class II director nominees unless otherwise instructed by a unitholder in a proxy card. If these nominees become unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee or nominees.

Information concerning the two Class II director nominees, along with information concerning the current Class I and Class III directors, whose terms of office will continue after the annual meeting, is set forth below.

CLASS II DIRECTOR NOMINEES — If Elected, Term Expires at the 2007 Annual Meeting of Limited Partners

Patrick C. Eilers, 37, has been employed by Madison Dearborn Partners, Inc. since 1999 where he serves as a Director. Prior to joining Madison Dearborn Partners, he served as a Director with Jordan Industries, Inc. from 1995 to 1997 and as an Associate with IAI Venture Capital, Inc. from 1990 to 1994 while playing professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. He received a Masters in Business Administration from the Northwestern J.L. Kellogg Graduate School of Management in 1999. Mr. Eilers has served as a director of our general partner since June 17, 2003. A unitholder, Magellan Holdings, recommended the nomination of Mr. Eilers to our general partner’s board of directors.

Pierre F. Lapeyre, Jr., 41, is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He serves as a member of the board of directors of Legend Natural Gas, L.P., InTank, Inc. and CDM Resource Management, Ltd. He is also a member of the board of directors of Seabulk International Inc., where he serves on the compensation committee. Prior to joining Riverstone Holdings, Mr. Lapeyre spent 14 years with Goldman, Sachs & Co. where he served as a Managing Director of the Global Energy and Power Group. During his investment banking career at Goldman Sachs, he focused on energy and power, particularly the midstream/infrastructure, oil service and technology sectors. Mr. Lapeyre has served as a director of our general partner since June 17, 2003. A unitholder, Magellan Holdings, recommended the nomination of Mr. Lapeyre to our general partner’s board of directors.

CLASS III DIRECTORS — Term Expires at the 2005 Annual Meeting of Limited Partners

James R. Montague, 56, served from December 2001 to October 2002 as President of AEC Gulf of Mexico, Inc., a subsidiary of Alberta Energy Company, Ltd., which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company’s mineral holdings. Mr. Montague is a director of Penn Virginia Resource Partners and has served as a director of our general partner since November 21, 2003.

Mark G. Papa, 57, has served as Chairman of EOG Resources Inc., an independent exploration and production company, since August 1999, where he also has served as Chief Executive Officer and a director since September 1998 and as President since December 1996. He serves as a member of the board of directors of Oil States International, Inc. and Chairman of the U.S. Oil and Gas Association. In 1981, Mr. Papa joined Belco Petroleum Corporation, predecessor company to EOG Resources. Mr. Papa has served as a director of our general partner since July 21, 2003.

Don R. Wellendorf, 51, is currently Chairman of the Board and has served as a director, the President and Chief Executive Officer of our general partner since November 15, 2002. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002, and served as a director from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of Strategic Development and Planning for Williams Energy Services, LLC. Prior to Williams’ merger with MAPCO Inc. in 1998, he served in various management positions including Vice President, Treasurer and Corporate Controller for MAPCO.

CLASS I DIRECTORS — Term Expires at the 2006 Annual Meeting of Limited Partners

Justin S. Huscher, 50, is a founder of Madison Dearborn Partners, Inc. where he has served as a Managing Director since 1993. He currently serves as a member of the board of directors of Bay State Paper Company, Jefferson Smurfit Group plc and Packaging Corporation of America. Previously, he served as a director of Buckeye Technologies, Inc. and HomeSide, Inc. Prior to joining Madison Dearborn Partners, he was with First Chicago Venture Capital for seven years. Mr. Huscher has served as a director of our general partner since June 17, 2003.

David M. Leuschen, 52, is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He currently serves as a member of the board of directors of Seabulk International Inc., Frontier Drilling ASA, Legend Natural Gas, L.P., InTank, Inc. and Mega Energy LLC. Previously, he served as a director of Cambridge Energy Research Associates and Cross Timbers Oil Company. He is also the owner and President of Switchback Ranch LLC, an integrated cattle ranching operation in the western United States. Prior to joining Riverstone Holdings, Mr. Leuschen spent 22 years with Goldman, Sachs & Co. where he founded the firm’s Global Energy and Power Group in 1982. Mr. Leuschen has served as a director of our general partner since June 17, 2003.

George A. O’Brien, Jr., 55, is Senior Vice President of Forest Products for International Paper Company (“IP”) responsible for the company’s forestry and wood products businesses. His responsibilities during his 16-year tenure at IP have included corporate development, chief financial officer of IP’s New Zealand subsidiary and operations management. Prior to joining IP in 1988, he was an investment banker in the energy divisions of Smith Barney and E.F. Hutton. He also has served in senior-level financial management positions, including vice president and treasurer of Transco Energy Company. Mr. O’Brien has served as a director of our general partner since December 12, 2003.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF PATRICK C. EILERS AND PIERRE F. LAPEYRE, JR. TO CLASS II OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.

Our General Partner’s Board of Directors and its Committees

Director Independence

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board to be made up of a majority of independent directors. However, as of December 31, 2003, our general partner’s board of directors had appointed three directors who satisfy the independence and financial literacy requirements of the NYSE and the SEC. These directors are James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. Based on all relevant facts and circumstances, including the following categorical standards, on February 3, 2004, our general partner’s board of directors affirmatively determined that these three independent directors have no material relationship with us or our general partner:

•	A director will not be considered independent if the director is an employee, or if the director’s immediate family member is an executive officer, of Magellan Holdings, our general partner or the Partnership, until three years after the end of such employment relationship; provided, however, that employment as an interim Chairman or Chief Executive Officer (or CEO) will not disqualify a director from being considered independent following that employment.

•	A director who receives, or whose immediate family member receives, more than $100,000 per year in director compensation from Magellan Holdings, our general partner or the Partnership, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent until three years after he or she ceases to receive more than $100,000 per year in such compensation; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO and (ii) compensation received by an immediate family member for service as a non-executive employee of Magellan Holdings, our general partner or Partnership.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Magellan Holdings, our general partner or the Partnership will not be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Magellan Holdings, our general partner’s or Partnership’s present executives serve on that company’s compensation committee will not be considered independent until three years after the end of such service or such employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Magellan Holdings, our general partner or the Partnership for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent until three years after falling below such threshold; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

Communications to the Board of Directors

The non-management members of our general partner’s board of directors meet quarterly following each regularly scheduled board meeting. The presiding director at these non-management board member meetings is Mr. George A. O’Brien, Jr. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages for the board will be forwarded directly to Mr. O’Brien.

2003 Meetings of the Board of Directors

The board of directors of our general partner held 6 meetings during 2003, including regularly scheduled and special meetings. During 2003, no director attended fewer than 75% of the total of (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served, with the exception of David M. Leuschen.

Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2003 annual meeting of limited partners, 5 out of the then 6 directors were in attendance.

Board Committees

Our general partner’s board of directors has the following three standing committees: (1) audit committee, (2) compensation committee and (3) conflicts committee. Prior to the Acquisition, the three members of each of these standing committees were William A. Bruckmann III, Don J. Gunther and William W. Hanna, each of whom resigned in connection with the Acquisition on June 17, 2003.

Because we are a publicly traded limited partnership, the NYSE rules do not require our general partner’s board of directors to have a standing compensation or nominating committee. Our general partner’s board of directors has elected to have a compensation committee, which is comprised of each member of the board of directors. Our general partner’s board of directors has adopted a written charter for the compensation committee, which is posted to our website at www.magellanlp.com. Consistent with the nominating committee exemption provided to publicly traded partnerships by the NYSE, it is the view of our general partner’s board of directors that, in lieu of a standing nominating committee, the entire board shall serve the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.

Due to the unique characteristics of publicly traded partnerships, our general partner’s board of directors does not have a policy with regard to the consideration of any director candidates recommended by unitholders. The minimum qualifications that our general partner’s board of directors believes must be met in order to recommend a nominee as a director are set forth in the Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are posted to our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of the board of directors.

The following is a brief description of the functions and operations of the standing committees of the board of directors of our general partner:

Audit Committee. The audit committee is currently comprised of James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. O’Brien is the chairman of the audit committee. Our general partner’s board of directors has determined that George A. O’Brien, Jr. is an audit committee financial expert and is independent as defined by the Securities Exchange Act of 1934. The audit committee, among other things, reviews our external financial reporting, retains our independent auditors, approves and pre-approves services provided by the independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The audit committee held 8 meetings during 2003. More information regarding the functions performed by the audit committee is set forth below under “2003 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for the audit committee. A copy of the audit committee charter is attached as Appendix A.

Compensation Committee. The compensation committee is currently comprised of all members of our general partner’s board of directors. Mr. Mark G. Papa is the chairman of the compensation committee. Prior to the Acquisition, the compensation committee of our general partner’s board of directors determined the grants of phantom units to our general partner’s executive officers under the Magellan Midstream Partners Long-Term Incentive Plan, with all other aspects of our compensation program being determined by the compensation committee of Williams. Since June 17, 2003, the function of the compensation committee of our general partner’s board of directors has been to make decisions regarding all components of our general partner’s executive officers’ compensation, with the exception of benefits, which are provided through the employer. The compensation committee held 4 meetings during 2003. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by the compensation committee during 2003.

Conflicts Committee. The conflicts committee is currently comprised of the independent directors, James R. Montague, George A. O’Brien, Jr. and Mark G. Papa. Mr. Montague is the chairman of the conflicts committee. At the request of our general partner’s board of directors, the conflicts committee reviews specific material matters that may involve conflicts of interest with our general partner and its affiliates and determines if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe to us or our unitholders. The conflicts committee held 2 meetings during 2003.

Director Compensation

Directors of our general partner who are employees or officers of Magellan Holdings or its affiliates receive no additional compensation for their service on the board of directors or committees of the board of directors. Independent directors are entitled to receive an annual retainer of $16,000 and common units valued at $16,000 on the grant date. The meeting fee paid to independent directors for each board of directors, audit committee, compensation committee and conflicts committee meeting attended is $1,000. The chairmen of the audit committee, compensation committee and conflicts committee, each of whom is an independent director, each receive an annual retainer of $2,000. Independent directors may elect to receive all or any portion of cash fees in the form of common units. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors of our general partner or its committees. Each director is fully indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law.

Prior to the Acquisition, independent directors could elect to receive all or any part of cash fees in the form of common units or phantom units. Phantom units could be deferred to any subsequent year or until such individual ceased to be a director. Independent directors could also elect to defer receipt of their annual unit retainer to any subsequent year or until such individual ceased to be a director. Distribution equivalents were paid on phantom units and could be received in cash or reinvested in additional phantom units. One director elected to defer his fees under this plan.

2003 Report of the Audit Committee

The Audit Committee of Magellan GP, LLC, acting in its capacity as the general partner of Magellan Midstream Partners, L.P. (the “Partnership”), oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Partnership’s independent public accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The

Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented. The Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with Ernst & Young LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Dated: March 3, 2004

Submitted By:

Audit Committee

George A. O’Brien, Jr., Chair

James R. Montague

Mark G. Papa

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

INDEPENDENT PUBLIC ACCOUNTANTS

We have selected Ernst & Young LLP to be our independent public accountants for 2004. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2002 and December 31, 2003, and for reviews of our consolidated financial statements included in our Forms 10-Q for 2002 and 2003 were $571,300 and $545,887, respectively.

Audit-Related Fees

The aggregate fees billed during fiscal years 2002 and 2003 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees” were $17,400 and $44,100, respectively. These services included consultation concerning financial accounting and reporting standards.

Tax Fees

The aggregate fees billed in fiscal years 2002 and 2003 for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning were $15,000 for 2002 and $18,700 for 2003. These services included the review of the 2001 and 2002 federal income tax returns of our partnership and one of our subsidiaries, Magellan OLP, L.P.

All Other Fees

No fees were billed in fiscal years 2002 and 2003 for products and services provided by Ernst & Young LLP, other than as set forth above.

The audit committee of our general partner’s board of directors has adopted an audit committee charter, which is attached to this proxy statement as Appendix A. The charter requires the audit committee to approve in advance all audit and non-audit services to be provided by our independent public accountants in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is attached to this proxy statement as Appendix B. All services reported in the Audit-Related, Tax and All Other Fees categories above were approved by the audit committee. Of these services, 3% in 2002 and 8% in 2003 were approved under the de minimis exception to the pre-approval requirement. All other fees were approved by the audit committee in accordance with the audit committee charter.

EXECUTIVE OFFICERS OF OUR GENERAL PARTNER

John D. Chandler, 34, has served as the Chief Financial Officer and Treasurer of our general partner since November 15, 2002 and served in that capacity for our former general partner from July 24, 2002 until November 15, 2002. He was Director of Financial Planning and Analysis for Williams Energy Services, LLC and served in that capacity from September 2000 to July 2002. He also served as Director of Strategic Development for Williams Energy Services from 1999 to 2000 and served as Manager of Strategic Analysis from 1998 to 1999. Prior to Williams’ merger with MAPCO Inc. in 1998, he was Manager of Business Development for MAPCO. He began his career in 1992 as an accountant with MAPCO in a professional development rotational program and held various accounting and finance positions with MAPCO from 1992 to 1998.

Michael N. Mears, 41, has served as the Vice President, Transportation of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of Williams Petroleum Services, LLC from March 2002 until June 17, 2003. Mr. Mears served as Vice President of Transportation and Terminals for Williams Pipe Line Company, LLC from 1998 to 2002. He also served as Vice President, Petroleum Development for Williams Energy Services from 1996 to 1998. Prior to 1996, Mr. Mears served as Director of Operations Control and Business Development for Williams Pipe Line Company from 1993 to 1996. From 1985 to 1993 he worked in various engineering, project analysis, and operations control positions for Williams Pipe Line Company.

Richard A. Olson, 46, has served as the Vice President, Pipeline Operations of our general partner since November 15, 2002 and served in that capacity for our former general partner from April 22, 2002 until November 15, 2002. He served as Vice President of Mid Continent Operations for Williams Energy Services, LLC from 1998 to 2002. Mr. Olson was Vice President of Operations and Terminal Marketing for Williams Pipe Line Company from 1996 to 1998, Director of Southern Operations from 1992 to 1996, Director of Product Movements from 1991 to 1992 and Central Division Manager from 1990 to 1991. From 1981 to 1990, Mr. Olson worked in various operations and planning positions with Williams Pipe Line Company.

Brett C. Riley, 34, has served as the Vice President, Business Development of our general partner since June 17, 2003. Mr. Riley served as Director of Mergers & Acquisitions for Williams Energy Marketing & Trading Company from September 2000 until June 2003. He also served as Director of Financial Planning and Analysis for Williams Energy Services from 1998 to 2000. Prior to Williams’ merger with MAPCO Inc. in 1998, he was a Business Development Analyst with MAPCO’s Natural Gas Liquids division beginning in 1996. He began his career in 1992 as a Planning Analyst with Williams Pipe Line Company and held various finance and business development positions with Williams from 1992 to 1996.

Lonny E. Townsend, 47, has served as the General Counsel of our general partner since June 17, 2003. He was Assistant General Counsel for Williams from February 2001 to June 17, 2003. He also served as Senior Counsel for Williams from September 1995 to February 2001. From 1991 to 1999 he worked in various positions as an attorney for Williams. Prior to joining Williams, Mr. Townsend was an associate in the law firm of Davis Wright Tremaine LLP in Seattle, Washington, from 1986 to 1991.

Don R. Wellendorf, 51, is currently Chairman of the Board and has served as a director, the President and Chief Executive Officer of our general partner since November 15, 2002. Mr. Wellendorf also served as President and Chief Executive Officer of our former general partner from May 13, 2002 until November 15, 2002, and served as a director of our former general partner from February 9, 2001 until November 15, 2002. He served as Treasurer and Chief Financial Officer of our former general partner from January 7, 2001 to July 24, 2002 and as Senior Vice President of our former general partner from January 7, 2001 until May 13, 2002. From 1998 to March 2003, he served as Vice President of Strategic Development and Planning for Williams Energy Services, LLC. Prior to Williams’ merger with MAPCO Inc. in 1998, he served in various management positions including Vice President, Treasurer and Corporate Controller for MAPCO.

Jay A. Wiese, 47, has served as the Vice President, Terminal Services and Development of our general partner since November 15, 2002 and served in that capacity for our former general partner from January 7, 2001 until November 15, 2002. He was Managing Director, Terminal Services and Commercial Development for Williams Energy Services, LLC and served in that capacity from 2000 to January 2001. From 1995 to 2000, he served as Director, Terminal Services and Commercial Development of Williams Energy Services’ terminal distribution business. Prior to 1995, Mr. Wiese held various operations, marketing and business development positions with Williams Pipe Line Company, Williams Energy Ventures, Inc. and Williams Energy Services. He joined Williams Pipe Line Company in 1982.

EXECUTIVE COMPENSATION

General

We are managed by the officers of our general partner. Set forth below is a discussion of the historical (unless otherwise indicated) compensation of the chief executive officer and the other four most highly compensated executive officers of our general partner during 2003, which we collectively refer to as the named executive officers.

Prior to January 1, 2003, most of the named executive officers spent a portion of their time managing our business and the remainder of their time managing Williams’ business. Subject to maximum reimbursement obligations that were met in 2003, we reimbursed Williams for direct and indirect general and administrative expenses incurred on our behalf, including our allocable portion of the compensation expense for the named executive officers. The following are the approximate percentages of the direct and indirect compensation expense of each named executive officer that was allocated to us by Williams: Mr. Wellendorf, 100% for 2003, 80% for 2002 and 75% for 2001; Mr. Chandler, 100% for 2003 and 2002; Mr. Mears, 100% for 2003 and 80% for 2002; Mr. Olson, 100% for 2003 and 72% for 2002; and Mr. Wiese, 100% for 2003 and 2002 and 95% for 2001.

Summary Compensation Table

The following table provides a summary of the compensation expense allocated to our general partner by Williams for the fiscal years ended December 31, 2003, 2002 and 2001 for the named executive officers:

		Allocated Annual Compensation			Allocated Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	Williams Stock Option Shares	Long-Term Incentive Plan Payouts(2)	All Other Compensation(3)
Don R. Wellendorf, Chief Executive Officer and President	2003	$250,000	$212,625	—	$2,125,165	$—
	2002	187,832	86,458	4,240	439,400	8,604
	2001	149,004	86,964	4,289	—	1,585
John D. Chandler, Chief Financial Officer and Treasurer	2003	154,808	100,000	—	774,094	12,000
	2002	117,445	53,984	2,200	169,000	10,167
Michael N. Mears, Vice President	2003	180,000	136,080	—	—	12,000
	2002	143,251	51,444	8,400	—	10,372
Richard A. Olson, Vice President	2003	172,000	130,032	—	—	12,000
	2002	123,258	49,158	7,560	—	9,333
Jay A. Wiese, Vice President	2003	159,417	95,000	—	972,817	12,000
	2002	154,098	55,743	3,139	523,900	11,433
	2001	139,474	66,861	3,881	—	2,383

(1)	Represents salary and bonus expense allocated to our general partner by Williams. Base salaries were based on what was competitive in the market for each position. Base salary amounts were determined by the compensation committee of the board of directors of Williams. The bonus was part of Magellan Holdings’ Annual Incentive Compensation Program for all employees and was designed to measure and reward both individual and organizational achievements. Organizational achievements were measured by comparing actual business results to pre-established goals based on business strategies. Individual performance was measured by how an employee achieved his individual objectives and what individual objectives he accomplished.
(2)	Upon the consummation of the Acquisition on June 17, 2003, the Plan’s change of control provisions caused the automatic vesting of phantom units granted in 2001 and 2002 and the payment of phantom units granted on April 19, 2001 in connection with our initial public offering that were previously vested based upon performance measures, but were voluntarily deferred beyond the vesting date.
(3)	Represents expense allocated to us by Williams for contributions made to the Investment Plus Plan, a defined contribution plan subject to the Employee Retirement Income Security Act of 1974, on behalf of each named executive officer.

Long-Term Incentive Plan

Under the Magellan Midstream Partners Long-Term Incentive Plan (or the Plan), a specially-appointed committee of the board of directors or, if delegated to by our general partner’s board, the chief executive officer of our general partner may grant awards of phantom units to employees of Magellan Holdings.

2003 Awards

The following table provides certain information concerning the grant of phantom units under the Plan during 2003 to the named executive officers:

Name	Number of Units(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Unit Price-Based Plans
			Target # Units	Maximum # Units
Don R. Wellendorf	11,520	34 months	11,520	14,976
John D. Chandler	6,000	34 months	6,000	7,800
Michael N. Mears	5,040	34 months	5,040	6,552
Richard A. Olson	5,040	34 months	5,040	6,552
Jay A. Wiese	5,040	34 months	5,040	6,552

(1)	Represents phantom units of deferred limited interest awarded in 2003 and granted on February 3, 2004 based upon 2003 performance measures and organizational achievements. The performance measures and organizational achievements were measured by comparing 2003 actual business results to pre-established goals based on business strategies resulting in an increase in the number of units awarded. The phantom units are still subject to an increase or decrease of an additional thirty percent based upon individual performance measures over the remaining two-year vesting period.

Williams’ Pension Plan

During 2003, the named executive officers participated in Williams’ pension plan, which is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The Williams’ pension plan generally included salaried employees who have completed at least one year of service. The named executive officers participated in Williams’ pension plan on the same terms as other full-time employees.

Effective April 1, 1998, Williams converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant’s accrued benefit as of that date was converted to a beginning account balance. Account balances were credited with an annual Williams contribution and quarterly interest allocations. Each year, Williams credited an employee’s pension account an amount equal to the sum of a percentage of eligible pay and a percentage of eligible pay greater than the Social Security wage base. We reimbursed Williams for these contributions according to the approximate allocation percentages described in the Summary Compensation Table, subject to the limitations provided by our old omnibus agreement with Williams, which terminated at the closing of the Acquisition. According to the plan, eligible pay is the sum of salary and certain bonuses. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The percentage used in the calculation of the annual contribution is based upon the employee’s age according to the following table:

Age	Percentage of All Eligible Pay		Percent of Eligible Pay Greater than the Social Security Wage Base
Less than 30	4.5	%+	1%
30 – 39	6	%+	2%
40 – 49	8	%+	3%
50 or over	10	%+	5%

For employees, including the named executive officers, who were active employees and plan participants on March 31,1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to the sum of 0.3% multiplied by the participant’s total years of benefit service prior to March 31, 1998.

The normal retirement benefit is a monthly annuity based on a participant’s account balance as of benefit commencement. Normal retirement age is 65. Early retirement may commence as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, Williams has adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to eligible executives, including the named executive officers, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

Total unallocated estimated annual retirement benefits payable at normal retirement age by Williams under the cash balance formula from both the tax qualified pension plan and the supplemental retirement plan are as follows:

Name of Individual	Estimated Annual Benefits Payable at Normal Retirement Age
Don R. Wellendorf	$80,559
John D. Chandler	$32,463
Michael N. Mears	$66,703
Richard A. Olson	$67,376
Jay A. Wiese	$52,037

Magellan Holdings’ Pension Plan

Effective January 1, 2004, Magellan Holdings established a new pension plan for certain employees, including the named executive officers, and we no longer participate in Williams’ pension plan.

Magellan Holdings’ pension plan is also a non-contributory, tax-qualified defined benefit plan subject to Employee Retirement Income Security Act of 1974. The pension plan generally includes salaried employees who have completed at least one year of service. The named executive officers participate in the pension plan on the same terms as other full-time salaried employees.

Magellan Holdings’ pension plan is considered a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams), final average pay and Social Security covered compensation wages.

PENSION PLAN TABLE

Salary	Years of Service
	15	20	25	30	35
$125,000	$26,094	$34,792	$43,490	$52,188	$60,866
$150,000	$31,906	$42,542	$53,177	$63,813	$74,448
$175,000	$37,719	$50,292	$62,865	$75,438	$88,011
$200,000	$43,531	$58,042	$72,522	$87,063	$101,573
$225,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$250,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$275,000*	$44,694	$59,592	$74,490	$89,388	$104,286
$300,000*	$44,694	$59,592	$74,490	$89,388	$104,286

*	For purposes of determining pension benefits under the table above, the Internal Revenue Code limitation for eligible compensation was also taken into consideration in calculating the benefits.

Compensation that is eligible for consideration under Magellan Holdings’ pension plan includes base salary, bonuses, overtime and shift differentials. Awards from the Magellan Midstream Holdings Long-Term Incentive Plan are specifically excluded from the definition of eligible compensation. In addition, the Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. Magellan Holdings does not sponsor a non-qualified retirement plan.

As of January 1, 2004, no benefits had accrued under this pension plan for the named executive officers, or any other employee, due to the offset for benefits paid by Williams. The named executive officers have the following years of service under the pension plan formula: Mr. Wellendorf—24 years; Mr. Chandler—12 years; Mr. Mears—18 years; Mr. Olson—22 years; and Mr. Wiese—21 years.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information concerning the various types of awards that may be issued from the Magellan Midstream Partners’ Long-Term Incentive Plan, including units, options, phantom units and bonus units as of December 31, 2003:

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	—	—	—

Equity Compensation Plans Not Approved by Security Holders	55,535	—	573,429

Total	55,535	—	573,429

(1)	Units delivered pursuant to an award consist, in whole or in part, of units acquired on the open market, from any affiliate, the Partnership, any other person or any combination of the foregoing. We have the right to issue new units as part of the Plan.
(2)	Units awarded pursuant to the Plan are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory tax withholdings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last fiscal year were Messrs. Bruckmann, Eilers, Gunther, Hanna, Huscher, Lapeyre, Leuschen, Montague, Papa and Wellendorf. No member of the Compensation Committee was an officer or employee of the Partnership or our general partner during fiscal 2003, with the exception of Mr. Wellendorf, Chairman of the Board, Chief Executive Officer and President of our general partner.

2003 Report of the Compensation Committee

The Compensation Committee of the Board of Directors of our general partner (the “Committee”) is presently comprised of each member of our general partners’ board. Mr. Mark G. Papa, an independent director, serves as the Chairman of the Committee. Prior to June 17, 2003, the Committee was comprised of William A. Bruckmann III, Don J. Gunther and William W. Hanna. Each of these directors resigned when Magellan Midstream Holdings, L.P. (formerly WEG Acquisitions, L.P.) acquired us (the “Acquisition”).

During 2003, our general partner’s board of directors did not modify or reject in any material way any decision, action or recommendation by the Committee.

The following is a report submitted by the Committee addressing the compensation policies applicable to our general partner’s executive officers for the fiscal year ending December 31, 2003.

Compensation Philosophy

Our compensation philosophy reflects our belief that the compensation of our executive officers (a) should be linked to achievement of the Partnership’s business and strategic goals, (b) should be aligned with the interests of the Partnership’s unitholders, (c) should recognize individual contributions, as well as overall business results and (d) should have the ultimate result of attracting, motivating and retaining highly-talented executives.

In order to determine the appropriate amount of compensation for our executive officers, the Committee reviews several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives and long-term incentives. These surveys provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The comparison group includes a range of master limited partnerships and other energy-based publicly traded companies.

Section 162(m) of the Internal Revenue Code provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation related to base salaries of certain executives, but also provides an exception to the deduction limitation for certain performance-based compensation. This Committee’s philosophy is to ensure that executive compensation is deductible through such an exception, or otherwise, if such deductions are in the best interests of the Partnership and the general partner. At this time, it is not anticipated that executive compensation related to base salaries will reach the annual limitations.

Fiscal 2003 Compensation for Executive Officers and CEO

In 2003, our executive compensation program consisted of the following four components: (i) base salary, (ii) bonus, (iii) long-term incentives and (iv) benefits. Prior to the Acquisition, the Compensation Committee of the Board of Directors of The Williams Companies, Inc. determined the base salaries, bonuses and benefits of our executive officers. Beginning June 17, 2003, the general partner’s board of directors took over this responsibility. Throughout 2003, long-term incentive awards granted to the executive officers were awarded by this Committee under the Magellan Midstream Partners Long-Term Incentive Plan.

Executive Officers’ Compensation

Base salaries of our executive officers are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. The compensation benchmarking studies discussed in our compensation philosophy above are used for this purpose.

Cash bonuses are awarded pursuant to the Annual Incentive Plan. The Annual Incentive Plan is based upon a funding trigger goal related to distributable cash flow, as well as financial and operational performance metrics. Fifty percent of each employee’s annual target award is also at risk for individual performance. The individual component adjustment can range from 0% to 200%.

Long-term incentives, in the form of phantom units, are granted to our executive officers by the Committee pursuant to the Magellan Midstream Partners Long-Term Incentive Plan. As with the Annual Incentive Plan, the 2003 awards are contingent upon a funding trigger goal related to distributable cash flow as well as financial and operational performance metrics. The phantom units are also subject to a three-year vesting requirement. At the end of the three-year vesting period, each individual award can be increased or decreased by 30% based upon individual performance over the vesting period.

The employee benefits available to the executive officers, and to all employees generally, include a pension plan, 401(k) plan and health and welfare plans.

CEO’s Compensation

Don R. Wellendorf was appointed Chief Executive Officer and President of the general partner on November 15, 2002. His 2003 base salary was $250,000. In addition, Mr. Wellendorf received a cash bonus of 45% of his base salary, which was increased based on 2002 performance factors. Mr. Wellendorf also received an award of 6,000 phantom units for the 2003 plan year under the Magellan Midstream Partners Long-Term Incentive Plan. These phantom units were increased to 11,520 based upon the funding trigger and performance metrics associated with the award. The units include a three-year vesting period and the award can also be increased or decreased by 30% based upon individual performance during the vesting period. As a result of the change in ownership of the partnership’s general partner in June 2003, vesting of phantom unit awards granted under Magellan Midstream Partners Long-Term Incentive Plan in the years 2001 and 2002 was accelerated. Both awards originally had a vesting period of 3 years. Settlement of these awards was made by cash payment and units in 2003 totaling $2,125,164.66.

Dated: February 3, 2004

Submitted By:

Compensation Committee

Mark G. Papa, Chair

Patrick C. Eilers

Justin S. Huscher

Pierre F. Lapeyre, Jr.

David M. Leuschen

James R. Montague

George A. O’Brien, Jr.

Don R. Wellendorf

UNITHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the performance of our common units with the performance of the Standard & Poors’ 500 Stock Index (or S&P 500) and a peer group index for the period commencing on February 6, 2001, which represents the first day that our common units were publicly traded on the NYSE. The graph assumes that $100 was invested at the beginning of the period in each of (1) our common units, (2) the S&P 500 and (3) the peer group, and that all distributions or dividends are reinvested on a quarterly basis.

We do not believe that any published industry or line-of-business index accurately reflects our business. Accordingly, we have created a special peer index consisting of the following growth-oriented publicly traded partnerships: Enterprise Products Partners L.P. (EPD), GulfTerra Energy Partners, L.P. (GTM), Kinder Morgan Energy Partners, L.P. (KMP) and TEPPCO Partners, L.P. (TPP).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 1, 2004 the number of units beneficially owned by (1) each person who is known to us to beneficially own more than 5% of a class of units, (2) the current directors and nominees of our general partner’s board of directors, (3) the named executive officers of our general partner and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Name of Beneficial Owner, Director, Nominee or Named Executive Officer	Common Units	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units
Magellan Midstream Holdings, L.P. (1)	5,355,541	23.2%	4,259,771	100%
Goldman, Sachs & Co. (2)	1,284,635	5.6%	—	—
Patrick C. Eilers	—	—	—	—
Justin S. Huscher	—	—	—	—
Pierre F. Lapeyre, Jr.	—	—	—	—
David M. Leuschen	—	—	—	—
James R. Montague	320	*	—	—
George A. O’Brien, Jr.	320	*	—	—
Mark G. Papa	1,352	*	—	—
Don R. Wellendorf	12,520	*	—	—
John D. Chandler	4,417	*	—	—
Michael N. Mears	500	*	—	—
Richard A. Olson	1,250	*	—	—
Jay A. Wiese	5,355	*	—	—
All Current Directors and Executive Officers as a Group (14 persons)	26,034	*	—	—

*	represents less than 1%

(1)	The address of Magellan Midstream Holdings, L.P. is One Williams Center, Tulsa, Oklahoma 74172. Under the terms of our partnership agreement, our general partner and its affiliates, including Magellan Holdings and these directors and officers, are not entitled to vote more than 20% of the total number of outstanding units that are entitled to vote at a meeting of the limited partners for the election of directors to the board of directors of our general partner. In addition, each subordinated unit is generally entitled to one-half of a vote and counts as one-half of a unit for matters on which the subordinated units are entitled to vote. Our partnership agreement also provides for other limitations on the voting rights of subordinated units.

(2)	A filing with the SEC on February 12, 2004 indicates that The Goldman Sachs Group, Inc. and Goldman, Sachs & Co., a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are or may be deemed to be the beneficial owners of the number of common units indicated in the table. The address of Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

The following table sets forth as of March 1, 2004 the number of class B common units of Magellan Holdings, the sole owner of our general partner, beneficially owned by (1) the current directors and nominees of our general partner’s board of directors, (2) the named executive officers of our general partner and (3) all current directors and executive officers as a group.

Name of Director, Nominee or Named Executive Officer	Magellan Holdings Class B Common Units	Percentage of Total Class B Common Units
Patrick C. Eilers	—	—
Justin S. Huscher	—	—
Pierre F. Lapeyre, Jr.	—	—
David M. Leuschen	—	—
James R. Montague	—	—
George A. O’Brien, Jr.	—	—
Mark G. Papa	—	—
Don R. Wellendorf	215	24.9%
John D. Chandler	150	17.3%
Michael N. Mears	150	17.3%
Richard A. Olson	—	—
Jay A. Wiese	150	17.3%
All Current Directors and Executive Officers as a Group (12 persons)	865	100.0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Magellan Holdings owns, directly and through its ownership of our general partner, 5,355,541 common units and 4,259,771 subordinated units, representing an approximate aggregate ownership interest in us of 36%, including its 2% general partner interest. Our general partner’s ability, as general partner, to manage and operate us effectively gives our general partner the right to veto some actions of ours and to control the management of our business. For more information about limited partner interests in us held by affiliates, please read “Security Ownership of Certain Beneficial Owners and Management.”

Since June 17, 2003, the date of the Acquisition, we have had no revenues from affiliates. For information relating to our commercial agreements with Williams and its subsidiaries prior to June 17, 2003, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Party Transactions” and “Note 11 – Related Party Transactions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference herein.

Distributions and Payments to Our General Partner and its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the ongoing operation and liquidation of our partnership. These distributions and payments were determined by and among affiliated entities and are not the result of arm’s length negotiations.

Distributions of available cash to our general partner and its affiliates

Cash distributions will generally be made 98% to the unitholders, including to Magellan Holdings as a holder of common units and subordinated units, and 2% to our general partner. However, distributions that exceed the specified target levels in our partnership agreement will result in our general partner receiving increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Assuming we have sufficient available cash to continue to pay distributions on all of our outstanding units for four quarters at our current distribution level of $0.83 per unit per quarter, our general partner and its affiliates, other than officers and directors of our general partner, would receive annual distributions of approximately $44.2 million; approximately $12.3 million on the combined 2% general partner interest and incentive distributions and a distribution of approximately $31.9 million on their common and subordinated units.

Payments to our general partner and its affiliates

Our general partner and its affiliates do not receive any management fee or other compensation for the management of our partnership. We pay our general partner and its affiliates, however, for direct and indirect expenses incurred on our behalf, subject to limitations under our old omnibus agreement, which terminated upon the closing of the Acquisition, and under our new omnibus agreement regarding our payment of general and administrative expenses. To the extent we pay our general partner and its affiliates an amount in excess of this limitation, they reimburse us the excess amount. In 2003, we paid a net amount of $38.2 million for general and administrative expenses, excluding expenses associated with incentive compensation plans. The limitation on our general and administrative expenses payments under the new omnibus agreement escalates annually as described below.

Withdrawal or removal of our general partner

If our general partner withdraws in violation of our partnership agreement or is removed for cause, a successor general partner has the option to buy the general partner interests and incentive distribution rights for a cash price equal to fair market value. If our general partner withdraws or is removed under any other circumstances, the departing general partner has the option to require the successor general partner to buy the departing general partner’s interests and its incentive distribution rights for a cash price equal to fair market value.

If either of these options is not exercised, the departing general partner’s interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. In addition, we will be required to pay the departing general partner for expense reimbursements.

Liquidation	Upon our liquidation, the partners, including our general partner and Magellan Holdings, will be entitled to receive liquidating distributions according to their particular capital account balances.

Old Omnibus Agreement; New Omnibus Agreement

The old omnibus agreement that we entered into with Williams and its affiliates and our general partner in February 2001 in connection with our initial public offering was amended at the time we acquired Williams Pipe Line Company, LLC and terminated upon the closing of the Acquisition. At the closing of the Acquisition, Magellan Holdings, Williams and certain of its affiliates entered into a new omnibus agreement to which we are a third-party beneficiary.

The new omnibus agreement, a copy of which is filed as an exhibit to the current report on Form 8-K that we filed with the SEC on June 17, 2003, provides for the following:

•	Williams Non-Compete: Williams and its affiliates will not, subject to the limitations and procedures provided in the new omnibus agreement, engage in or acquire certain businesses competing with us until June 2005, but this restriction will terminate upon a change of control of Williams;

•	Magellan Holdings Non-Compete: Magellan Holdings and its subsidiaries, including our general partner, will not, subject to the limitations and procedures provided in the new omnibus agreement, engage in or acquire certain businesses competing with us until June 2005, but these restrictions will terminate upon a change of control of Magellan Holdings or our general partner;

•	Williams Environmental Indemnification: Williams and Williams Energy Services (WES) will continue to indemnify us for covered environmental losses on terms substantially similar to those provided under the old omnibus agreement;

•	Williams Right-of-Way Indemnification: Williams and Williams Natural Gas Liquids, Inc. (NGL) will continue to indemnify us for right-of-way defects on terms substantially similar to those provided under the old omnibus agreement. These provisions are subject to early termination upon a change of control of Magellan Holdings or our general partner;

•	Williams Maintenance Capital Expenditure Reimbursement: Williams and its affiliates will continue their obligation to reimburse us through 2004 for maintenance capital expenditures to maintain the Magellan Pipeline Company, LLC assets on terms substantially similar to those provided under the old omnibus agreement.

•	Magellan Holdings General and Administrative Reimbursement Cap: There are limitations through 2010 on the amount of general and administrative expenses we are required to pay, which operate as follows:

—	Magellan Holdings will reimburse us for expenses above a lower cap amount up to an upper cap amount; and

—	Magellan Holdings will not reimburse us for expenses above the upper cap amount, although Williams will reimburse Magellan Holdings for these amounts through June 2004.

The initial lower cap amount for 2003 was equivalent to the 2003 cap under the old omnibus agreement of approximately $38.2 million and will escalate annually beginning in 2004 at 7% (or, if greater, the percentage increase in the Consumer Price Index), which is a higher escalation rate than under the old omnibus agreement. The upper cap amount was $49.3 million for 2003 and will escalate annually beginning in 2004 at the lesser of 2.5% or the percentage increase in the Consumer Price Index.

These limitations on our obligation for general and administrative expenses will terminate upon a change of control of Magellan Holdings or our general partner. A change of control of our general partner will be deemed to occur if, among other things, directors are elected whose nomination for election to our general partner’s board of directors was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors or the current directors; and

Magellan Holdings Environmental Indemnification

Magellan Holdings has assumed a portion of Williams’ obligations to indemnify us for $21.9 million of known environmental liabilities, of which $18.9 million was associated with known liabilities at Magellan Pipeline facilities, $2.7 million was associated with known liabilities at our petroleum products terminal facilities and $0.2 million was associated with known liabilities on the ammonia pipeline system.

Amendments to Our General Partner’s Limited Liability Company Agreement

Upon the closing of the Acquisition, Magellan Holdings, as the sole member of our general partner, entered into the Second Amendment to Limited Liability Company Agreement of Magellan GP, LLC (or the Second Amendment). The provisions of the Second Amendment provided for, among other matters, amendments to address the single-member status of our general partner as of the closing of the Acquisition.

Upon the closing of the Acquisition, the board of directors of our general partner and Magellan Holdings, as the sole member of our general partner, adopted the Third Amendment to Limited Liability Company Agreement of Magellan GP, LLC (or the Third Amendment). Among other provisions, the Third Amendment requires our general partner to obtain the prior approval of Magellan Holdings before taking certain actions that would have, or would reasonably be expected to have, a direct or indirect material affect on Magellan Holdings’ membership interest in our general partner.

The Second Amendment and Third Amendment are filed as exhibits to our current report on Form 8-K that we filed with the SEC on June 17, 2003.

On December 1, 2003, Magellan Holdings, as the sole member of our general partner, adopted the Amended & Restated Limited Liability Company Agreement of Magellan GP, LLC (or the A&R LLC Agreement). The A&R LLC Agreement addressed the name change of our general partner and certain of its affiliates.

On February 3, 2004, the board of directors of our general partner and Magellan Holdings, as the sole member of our general partner, adopted the First Amendment to the Amended & Restated Limited Liability Company Agreement of Magellan GP, LLC (or the First Amendment to the A&R LLC Agreement). The First Amendment to the A&R LLC Agreement provided that notice of board meetings may be provided by e-mail delivery.

The A&R LLC Agreement and the First Amendment to the A&R LLC Agreement are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2003.

Old Services Agreement; New Services Agreement

During a transition period after the closing of the Acquisition and until January 1, 2004, the employees that managed our operations continued to be employees of Williams and its affiliates. We were a party to a services agreement with affiliates of Williams whereby these entities agreed to perform specified services, including providing necessary employees, to operate our assets. On June 17, 2003, Williams exercised its right to terminate this services agreement, effective as of September 15, 2003, although Williams was required to continue after that date to provide similar services to Magellan Holdings under a transition services agreement with Magellan Holdings if the necessary employees had not yet been transferred from Williams to Magellan Holdings or its affiliates by that time. The necessary employees transferred from Williams to Magellan Holdings on January 1, 2004 and most of the services are no longer provided by Williams. However, Williams continues to provide financial and administrative services under this transition services agreement. We expect these services to continue through the second quarter of 2004.

At the closing of the Acquisition, we entered into a new services agreement with Magellan Holdings pursuant to which Magellan Holdings has agreed to perform specified services, including providing necessary employees to operate our assets after the transition period. In return, we are required to pay Magellan Holdings for its direct and indirect expenses incurred in providing these services, subject to the limitations on reimbursement of general and administrative expenses under the new omnibus agreement. To the extent that we pay Magellan Holdings an amount in excess of this limitation, Magellan Holdings reimburses us the excess amount.

As with our old services agreement, Magellan Holdings has the right at any time to terminate its obligations under this new services agreement upon 90 days notice. To the extent that neither Magellan Holdings nor any of its subsidiaries (including our general partner) provides these services to us, the limitations under the new omnibus agreement on our payment of general and administrative expenses relating to these services would no longer apply and we may incur increased general and administrative expenses.

ATLAS 2000 Assignment, Contribution and License Agreement

In connection with the Acquisition, an affiliate of Williams assigned its rights in the ATLAS 2000 software system, which we use to manage our pipeline and terminals systems, and contributed the related hardware to us. Upon such assignment, we granted to an affiliate of Williams a license to use the ATLAS 2000 software system. A copy of the assignment, contribution and license agreement relating to the ATLAS 2000 software system was filed as an exhibit to our current report on Form 8-K that we filed with the SEC on June 17, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these Section 16(a) forms filed must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2003, we have determined that Jay A. Wiese, an executive officer of our general partner, did not timely report two transactions due to a technological error in an electronic EDGAR filing. These transactions were reported on a Form 4 immediately after discovery of the error. We have also determined that Richard A. Olson, an executive officer of our general partner, did not timely report two transactions due to an administrative oversight. These transactions were reported on a Form 4 shortly after discovery of the oversight.

CODE OF ETHICS

Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Don R. Wellendorf, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to all employees providing services to us. You may view each of these codes on our website at www.magellanlp.com.

UNITHOLDER PROPOSALS

Any common or subordinated unitholder entitled to vote at our 2005 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner at the annual meeting by complying with the procedures set forth in our partnership agreement within the time frame discussed below.

Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. In addition, if you nominate persons for election to our general partner’s board of directors for the 2005 annual meeting and if a person is elected whose nomination for election to our general partner’s board was not approved by our general partner or its board of directors or any nominating committee thereof at a time when the board was comprised of only such approved directors, then a change of control of our general partner will be deemed to occur under the new omnibus agreement. In that event, the contractual limitations therein on the amount of general and administrative expenses that we are required to pay Magellan Holdings and certain of its affiliates would no longer apply and we may incur increased general and administrative expenses.

In order to nominate persons to our general partner’s board of directors at the 2005 annual meeting, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 not later than the close of business on December 23, 2004, nor earlier than the close of business on December 8, 2004. The written notice must include (1) as to each person whom the unitholder proposes to nominate for election or reelection as a director of our general partner all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected) and (2) as to the unitholder giving the notice (x) the name and address of such unitholder and (y) the class and number of units which are owned by the unitholder.

Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for our 2005 annual meeting must submit such proposal by the dates referred to above or it will be considered untimely. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, where we post our SEC filings.

You may also request a copy of our filings, including the documents incorporated by reference in this proxy statement as described below, without charge, by calling or writing to us at the following address:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Phone (within Tulsa): (918) 573-9233

Phone (outside Tulsa): (877) 934-6571

If you would like to request documents from us, please do so at least five business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail or other equally prompt means within one business day of receipt of your request, provided that we will not mail any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this proxy statement.

The information contained in this document or any document incorporated by reference herein speaks only as of the date indicated on the cover of this document or the document incorporated by reference unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This proxy statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ending December 31, 2003.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this proxy statement and prior to the date of the annual meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF MAGELLAN GP, LLC

I.	Purpose. The Audit Committee is appointed by the Board of Directors (the “Board”) of Magellan GP, LLC (the “Company”) to assist Board oversight of (1) the integrity of the financial statements of Magellan Midstream Partners, L.P. (the “Partnership”), (2) the Partnership’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Partnership’s internal audit function and independent auditors. In addition, the purpose of the Audit Committee includes preparing the Audit Committee Report that the Securities and Exchange Commission (“SEC”) rules require to be included in the Partnership’s annual proxy statement or annual report on Form 10-K, as applicable. [NYSE 303A-7(c)(i)(A) and (B)]

II.	Composition. The Audit Committee shall be comprised of three or more directors as determined by the Board. [NYSE 303A-7(a)] Each member of the Audit Committee must be financially knowledgeable, as such qualification is interpreted by the Board in its business judgment, or must become financially knowledgeable within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. [NYSE 303A-7(a) commentary] Each member of the Audit Committee must satisfy the requirements for independence of the New York Stock Exchange and all other applicable rules, regulations and statutes. [NYSE 303A-7(b)] A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, accept directly or indirectly any consulting, advisory or other compensatory fee from the Company, Partnership or any subsidiary thereof, or be an affiliated person of the Company, Partnership or any subsidiary thereof. [SEC Rule 10A-3(b)(1)(ii)(A) and (B)] A member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is approved by the Board upon its determination that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. [NYSE 303A-7(a) commentary] The Chairman of the Audit Committee shall be designated by the Board.

III.	Meetings. The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings and provide regular reports of its activities to the Board.

IV.	Duties and Responsibilities.

(February)	(1)	To direct preparation of and approve the Audit Committee Report required by the rules of the SEC to be included in the Partnership’s annual Form 10-K or annual proxy statement, as applicable; [NYSE 303A-7(c)(i)(B)]

(As Needed)	(2)	To have direct responsibility (a) for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Partnership and (b) to instruct any registered public accounting firm that they are to directly report to the Audit Committee; [SEC Rule 10A-3(b)(2)]

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(Ongoing)	(3)	To establish procedures for: (a) the receipt, retention and treatment of complaints received by the Partnership regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees providing services to the Partnership of concerns regarding questionable accounting or auditing matters; [SEC Rule 10A-3(b)(3)]

(As Needed)	(4)	To engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties; [SEC Rule 10A-3(b)(4)]

(Annually)	(5)	To determine the appropriate funding to be provided by the Partnership for payment of: (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer; (b) compensation to any advisers employed by the Audit Committee under Section IV(3) herein; and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties; [SEC Rule 10A-3(b)(4)]

(July)	(6)	At least annually, to obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Partnership; [NYSE 303A-7(c)(iii)(A)]

(April)	(7)	At least annually, to evaluate the qualifications, performance and independence of the Partnership’s independent auditors, which evaluation should include the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the internal auditors (or other personnel responsible for the internal audit function) and to make recommendations to the Board regarding the replacement or termination of the independent auditors; [NYSE 303A-7(c)(iii)(A) commentary]

(As Needed)	(8)	To ensure the rotation of the lead audit partner every five years as required by law; [SEC Section 10A(j) of 1934 Act]

(April)	(9)	To consider whether, in order to assure continuing auditor independence, there should be regular rotation of the Partnership’s audit firm; [NYSE 303A-7(c)(iii)(A) commentary]

(April)	(10)	To present to the Board the Audit Committee’s conclusions with respect to the independence of the Partnership’s independent auditor as evaluated in accordance with Sections IV(6 – 9) herein; [NYSE 303A-7(c)(iii)(A) commentary]

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(Quarterly)	(11)	To discuss, prior to filing with the SEC, the Partnership’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Partnership’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” [NYSE 303A-7(c)(iii)(B)]

(As Needed)	(12)	To discuss generally the type and presentation of information to be included in the Partnership’s earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and ratings agencies; [NYSE 303A-7(c)(iii)(C) and General Commentary to 303A-7(c)]

(Quarterly)	(13)	To discuss policies with respect to risk assessment and risk management, including the Partnership’s major financial risk exposures and the steps management has taken to monitor and control such exposures; [NYSE 303A-7(c)(iii)(D) and commentary]

(At Least Bi-Annually)	(14)	To meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors; [NYSE 303A-7(c)(iii)(E)]

(Quarterly)	(15)	To review with the independent auditor any audit problems or difficulties and management’s response, which review may include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Partnership; [NYSE 303A-7(c)(iii)(F) and commentary]

(Annually)	(16)	To review the responsibilities, budget and staffing of the internal audit function;

(As Needed)	(17)	To set clear hiring polices for employees or former employees of the independent auditors; [NYSE 303A-7(c)(iii)(G)]

(Ongoing)	(18)	To report regularly to the Board any issues that arise with respect to the quality or integrity of the Partnership’s financial statements, the Partnership’s compliance with legal or regulatory requirements, the performance and independence of the Partnership’s independent auditors or the performance of the internal audit function; [NYSE 303A-7(c)(iii)(H) and commentary]

(Quarterly)	(19)	To review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Partnership’s selection or application of accounting principles, and major issues as to the adequacy of the Partnership’s internal controls and any special audit steps adopted in light of material control deficiencies; [General Commentary to NYSE 303A-7(c)]

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(Quarterly)	(20)	To review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; [General Commentary to NYSE 303A-7(c)]

(Quarterly)	(21)	To review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Partnership; [General Commentary to NYSE 303A-7(c)]

(As Needed)	(22)	To approve in advance all audit and non-audit services to be provided by any independent public accountants to the Partnership in accordance with the Audit and Non-Audit Services Pre-Approval Policy dated February 3, 2004, as may be amended from time to time;

(Quarterly)	(23)	To instruct the independent public accountants to report to the Committee the fees charged for non-audit services;

(As Needed)	(24)	To have authority to delegate to 1 or more designated members of the Audit Committee, the authority to grant pre-approvals of audit and non-audit services as described in Section IV(22) above; [Section 10A(i)(3) of 1934 Act]

(October)	(25)	To review and accept, if appropriate, the annual audit plan of the Partnership’s independent auditors, including the scope of audit activities and to inform the independent auditors (a) that they are to directly report to the Committee and (b) that the Committee is directly responsible for the appointment, compensation, evaluation and termination of the independent auditors;

(April)	(26)	To review the results of the annual audit of the Partnership, including any comments or recommendations of the Partnership’s independent auditors;

(Ongoing)	(27)	To establish and maintain a free and open means of communication between and among the Board, the Audit Committee, the Partnership’s independent auditors and management;

(July)	(28)	To review and reassess annually the adequacy of the Audit Committee’s charter and recommend any proposed changes to the Board for approval;

(July)	(29)	To review and approve the disclosure committee charter and any changes thereto;

(July or As Needed)	(30)	To meet with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Partnership;

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(As Requested by Independent Auditors)	(31)	To obtain from the Partnership’s independent auditors any information required to be provided pursuant to Section 10A of the Securities Exchange Act of 1934;

(February)	(32)	To obtain from the Partnership’s independent accountant the communications in accordance with SAS 60;

(April)	(33)	To annually self-evaluate the performance of the Audit Committee and report the results of the Audit Committee performance evaluation to the Board; and [NYSE 303A-7(c)(ii)]

(Ongoing)	(34)	To perform such additional activities and consider such other matters within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

***

While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Partnership’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Similarly, except to the extent otherwise provided herein, it is not the responsibility of the Audit Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Partnership complies with all laws and regulations and the Code of Business Conduct.

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Appendix B

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

Section I-Policy

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and in compliance with the Audit Committee Charter, the Audit Committee (the “Committee”) is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed-to-be-performed by the independent auditor may be pre-approved. The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence. Specific guidelines to be followed include:

•	The Committee may delegate its pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

•	Services provided by independent auditor’s will be performed and considered “approved” under either a specific Pre-Approval or a Delegation of Authority as provided for in Sections II & III of this policy.

•	Any proposed services exceeding pre-approved cost or delegation levels will also require specific pre-approval by the Committee.

•	The Committee will request information as necessary from the independent auditor that indicates the firm’s belief that the services they engage in, or are considered for, are permissible and will not impair their independence.

When considering approval of services to be provided by the independent auditor, the Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

Section II-IV of this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. Section II-IV will be updated quarterly and provided to the Audit Committee for their review and approval as appropriate. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. In compliance with the Act, the fees in Section II-IV will be categorized and reported as follows:

•

Audit Services — Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit

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or quarterly review. These services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting and may include financial audits for subsidiaries or affiliates of the partnership and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

•	Audit-Related Services — Services are assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and

•	implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements

•	Tax Services — Services primarily related to tax consulting, compliance and return review services. In addition, services may include services provided to any executive officer or director of the partnership or its general partner, in his or her individual capacity, where such services are paid for by the partnership. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

•	Other Services — Services that are primarily related to financial planning assistance for employees and forensic audit services

The Committee grants to the Chief Financial Officer the authority, whether delegated or pre-approved, to engage the independent auditor’s for services. The Committee also grants authority under pre-approval or delegations to the following people, in addition to the Chief Financial Officer, to engage the independent auditor in the following specific services:

•	Audit Services — Consultation/Accounting Research and internal control testing — Director, Financial Reporting

•	Audit-Related Services — Consultation/Accounting Research — Director, Financial Reporting

•	Tax Services — Review of tax returns — Director, Tax

The SEC has identified several specific Non-Audit services that should not be undertaken by the independent auditor that is providing Audit Services. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions. This list includes:

•	Book-keeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions;

•	Human resources;

2

•	Broker-dealer, investment adviser or investment banking services;

•	Legal services; and

•	Expert services unrelated to the audit.

The Office of the Chief Accountant of the SEC has released a series of frequently asked questions and responses, (FAQs) regarding the SEC’ s rules on auditor independence. The FAQs are meant to clarify a variety of issues arising under the new SEC rules on auditor independence, including the rules regarding partner rotation, non-audit services, audit committee pre-approval and communications by auditors to audit committees and contain a number of hypotheticals. A copy of the complete FAQ will be made available by management to the Committee upon their request. This policy addresses the key FAQ issues. The following are some of the significant FAQ points:

•	Monetary limits cannot be the only basis for the pre-approval policies and procedures as they do not meet the first two of the three requirements that must be followed in an audit committee’s use of pre-approval through policies and procedures. Those three requirements are that: (1) the policies and procedures must be detailed as to the particular services provided, (2) the audit committee must be informed about each service and (3) the policies and procedures cannot result in the delegation of the audit committee’s authority to management.

•	The pre-approval policies and procedures may not provide for broad, categorical approvals, and must be detailed as to the particular services to be provided.

•	As the policies cannot result in a delegation of the audit committee’s responsibility to management, they must be sufficiently detailed as to the particular services to be provided so that a member of management is not called upon to make a judgment as to whether a proposed service fits within the pre-approved services.

•	Pre-approval policies must be designed to ensure that the audit committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence.

3

Section II—Items Requiring Pre-Approval

The Amount designated below represents an aggregate commitment amount for the Period Covered and the described service.

Description – 2004 Services	Amount		Period Covered
AUDIT
1. 2004 10Q quarterly reviews 2. Comfort letter preparation procedures for future Prospectus filings 3. 2004 Debt Compliance Letters 4. Sarbanes-Oxley 404 Internal Control Review (total for 2004 audit $100-$200K)*	$ $ $ $	55,000 40,000 10,000 100,000	1/1/04-12/31/04 1/1/04-12/31/04 1/1/04-12/31/04 1/1/04-9/30/04

AUDIT RELATED 1. 2004 Benefit Plan Audit – Williams Pipeline Union Pension Plan 2. EPA Letters – Reformulated Blending	$ $	45,000 60,000	1/1/04-12/31/04 1/1/04-12/31/04

TAX 1. Review of 2003 return.		$20,000	1/1/04-12/31/04

OTHER 1. Access to E&Y Online – research tool		$3,500	1/1/04-12/31/04

*	planning the scope of the work and the processes necessary for the auditor’s to be able to audit the Partnership’s Sarbanes-Oxley Section 404 compliance

Ratification of 2003 Services – Previously Disclosed to Audit Committee and Already Provided by Independent Auditors

1.	$106,100 in Audit Services for services associated with the December/January Prospectus supplements reviews and comfort letters – related to the Magellan Midstream Holdings secondary equity sale and the Partnership’s primary equity sale

2.	$51,200 in Audit Services for services associated with the filing of the Form S-3 dated October 16, 2003, Form 8-K dated October 15, 2003 and the Proxy dated November 7, 2003

4

Section III—Services Approved Under Delegated Authorities

The Amount designated below represents an aggregate potential commitment amount for the Period Covered and the described service.

Description – 2004 Services	Amount		Period Covered
AUDIT 1. Prospectus Filing – primary or secondary, reviews and comfort letters 2. 2004 Accounting Research – FASB and accounting principle application	$ $	50,000 20,000	1/1/04-12/31/04 1/1/04-12/31/04

AUDIT RELATED

TAX 1. Routine Tax Matters		$15,000	1/1/04-12/31/04

OTHER

5

Section IV— Update on Audit and Non-Audit Fees

The following fee schedule captures and reports data in the manner that it is reported in the proxy statement under Section 202 of the Sarbanes-Oxley Act. This information relates only to fees paid to the independent auditor providing audit services to the partnership.

Description – 2003 Services

AUDIT

  1. 2003 MMP Consolidated Audit

  2. 2003 10Q Quarterly Reviews

  3. GP Balance Sheet Audit

  4. 8K Reviews

  5. S-3 Filing – MMH equity

  6. 404 Internal Control Work

  7. Debt Compliance

  8. Proxy review/shareholder meeting

  9. Prospectus Supp. – MMH Dec. Offering

10. 2003Accounting research – FASB and accounting rule application

TOTAL

$299,087 $65,800 Included in (1) $0 $49,300 $3,000 $9,600 $1,900 $106,100 $11,100 $545,887
AUDIT RELATED 1. 2003 Accounting research – Related to WMB’s sale of MMP interest 2. Due diligence work — provide information to MMH 3. TCEQ Report—Regulatory TOTAL	$18,500 $22,500 $3,100 $44,100

TAX 1. Review of 2002 Return	$15,000
2. Tax Consultation Services	$3,700
TOTAL	$18,700

OTHER

TOTAL ALL*	$608,687

Note:	Does not include final settlement payment of $55,000 for 2002 Audit Services.

6

FORM OF PROXY

MAGELLAN MIDSTREAM PARTNERS, L.P.

ANNUAL MEETING — APRIL 22, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MAGELLAN GP, LLC, THE GENERAL PARTNER OF

MAGELLAN MIDSTREAM PARTNERS, L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Don R. Wellendorf and Lonny E. Townsend, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the annual meeting or any adjournments thereof, the common and/or subordinated units of Magellan Midstream Partners, L.P. that the undersigned would be entitled to vote if personally present at the annual meeting to be held on April 22, 2004, and at any and all adjournments thereof, on the proposal set forth on the reverse hereof and on the transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from common and/or subordinated unitholders in favor of adopting the proposal set forth on the reverse hereof.

Your common and/or subordinated units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

MAGELLAN MIDSTREAM PARTNERS, L.P.

P.O. BOX 11250

NEW YOUR, N.Y. 10203-0250

(Continued and to be signed on reverse side)

TO VOTE BY TELEPHONE:

Please dial 1-866-252-6934 and follow the audio instructions. You can change your vote as often as you wish. The system will count the last known vote in the telephone voting system as of 5:00 p.m., Eastern Time, on April 21, 2004.

TO VOTE BY INTERNET:

Please access the web page at “www.proxyvotenow.com/mmp” and follow the onscreen instructions. You can change your vote as often as you wish. The system will count the last know vote in the Internet voting system as of 5:00 p.m., Eastern Time, on April 21, 2004.

TO VOTE BY MAIL:

Please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope. The transfer agent will count the votes received by proxy card by mail as of 5:00 p.m., Eastern Time, on April 21, 2004.

YOUR CONTROL NUMBER IS →

X

Mark, Sign, Date and Return	Votes must be indicated
The Proxy Card Promptly	(x) in Black or Blue Ink.
Using the Enclosed Envelope.

THE BOARD OF DIRECTORS OF MAGELLAN GP, LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL REFERRED TO BELOW:

1.	The election by our common unitholders and subordinated unitholders, voting together as a single class, of two Class II directors to our general partner’s board of directors, to serve until our 2007 annual meeting of limited partners.

To vote for both nominees, check the box “FOR”. To withhold authority to vote for both nominees, check the box “WITHHELD”. To withhold authority to vote for any individual nominee, check the box “FOR” and strike a line through the nominee’s name in the list below:

01 Patrick C. Eilers

02 Pierre F. Lapeyre, Jr.

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*
☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE    ☐

Signature:	Signature:	Date:

Note:	Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.